Exhibit 99.1

NAPCO Announces Preliminary Third Fiscal Quarter 2020 Results

-Sales Increase 4% to a Third Fiscal Quarter Record $26.2 Million-

-23rd Consecutive Quarter of Year-Over-Year Record Sales-

-Recurring Service Revenues Grew 38% to $6.2 Million-

AMITYVILLE, N.Y., April 7, 2020 /PRNewswire/ -- NAPCO Security Technologies, Inc. (NASDAQ: NSSC), one of the world's leading manufacturers of high-tech electronic security devices that are fueling the Company's fast growing recurring service revenues, as well as a leading provider of school safety solutions, today announced preliminary sales results for its third fiscal quarter ended March 31, 2020.

Highlights:

•	Net sales for the quarter increased 4% to a third quarter record $26.2 million as compared to $25.1 million for the same quarter last year. Net sales for the nine months increased 7% to $78.4 million as compared to $73.3 million for the same period last year.

•	Recurring service revenue for the quarter increased 38% to $6.2 million as compared to $4.5 million for the same quarter last year. Recurring service revenue for the nine months increased 38% to $17.3 million as compared to $12.5 million for the same period last year. Recurring service revenue now has a prospective annual run rate of $25.4 million based on March 2020 recurring revenues.

•	As of March 31, 2020, the Company had approximately $10 million cash on hand and $11 million available under its revolving line of credit.

Richard Soloway, Chairman and President, commented, "While we do not typically provide a business update outside of our normal quarterly cadence, we recognize these are not normal times. Given the unprecedented impact of COVID-19 on the entire world, we believe this information is warranted. As we continue to navigate this public health crisis, we have decided to provide our preliminary third quarter sales results, including recurring service revenues.

We have also decided to provide some insight into operations at this time. Our Company remains open for business and we continue to provide security equipment to our distributors, dealers and integrators nationwide. Despite what has been going on globally our Company was still able to generate a 4% increase in sales for Q3. We are extremely proud of the Company's increased sales levels despite the uncertain business environment during the quarter. Our preliminary sales, particularly with respect to hardware shipments, would likely have been significantly higher if not for encountered supply chain disruptions (since rectified) caused by the initial shock of this unprecedented crisis. As we head into our fiscal fourth quarter and shelter in place directives continue to change, we will carefully monitor and fine-tune the best ways to service our customers during a time that our business, like countless others, will likely encounter market challenges that can neither be fully anticipated nor quantified.

We remain laser focused on increasing our sales and profitability while continuing to navigate through the headwinds created by COVID-19. We are carefully managing our balance sheet, cash flow and all areas of the business to ensure we are doing what we believe will help us manage through the near-term and, as always, position ourselves for long-term success. Our solid business model, including recurring service revenue, which now has an annual run rate in excess of $25 million, as well as our strong balance sheet, which has zero debt, will continue to serve us well in these challenging times. Recurring service revenue from our StarLink family of communicators remains strong and we expect this strength to continue in upcoming quarters."

Mr. Soloway concluded, "Thank you to our customers, suppliers, shareholders and most importantly our employees for their continued fight and passion to support our Company during this difficult period."

About NAPCO Security Technologies, Inc.

NAPCO Security Technologies, Inc. is one of the world's leading manufacturers of high tech electronic security devices that are fueling the Company's fast growing recurring service revenues, as well as a leading provider of school safety solutions, The Company consists of four Divisions: NAPCO, plus three wholly-owned subsidiaries: Alarm Lock, Continental Instruments, and Marks USA. Headquartered in Amityville, New York, its products are installed by tens of thousands of security professionals worldwide in commercial, industrial, institutional, residential and government applications. NAPCO products have earned a reputation for innovation, technical excellence and reliability, positioning the Company for growth in the multi-billion dollar and rapidly expanding electronic security market. For additional information on NAPCO, please visit the Company's web site at http://www.napcosecurity.com.

Safe Harbor Statement

This press release contains forward-looking statements that involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.

Contacts:
Patrick McKillop
Director of Investor Relations
NAPCO Security Technologies, Inc.
OP: 800-645-9445 x 374
CP: 516-404-3597
pmckillop@napcosecurity.com